RE/MAX Holdings Reports Fourth Quarter And Full Year 2013 Results

DENVER, March 27, 2014 /PRNewswire/ --

Fourth Quarter 2013 Highlights

  Revenue of $40.2 million, up 14.7% compared to the prior year quarter
  Adjusted EBITDA1 of $18.5 million, up 3.7% compared to the prior year quarter
  Adjusted EBITDA1 margin was 46.0% compared to 50.9% in the prior year quarter
  Reported adjusted basic and diluted earnings per share ("EPS") of $0.32 and $0.31, respectively
  Acquired the regional franchise rights in the Southwest and Central Atlantic regions
  Successful completion of initial public offering ("IPO") in October 2013

Full Year 2013 Highlights

  Total agent count at year-end was 93,228, up 4.7% compared to the prior year
  Revenue of $158.9 million, up 10.6% compared to the prior year
  Adjusted EBITDA1 was $77.3 million, up 15.8% compared to the prior year
  Adjusted EBITDA1 margin was 48.6% for the full year compared to 46.5% in the prior year
  Announced first quarterly dividend of $0.0625 per share of Class A common stock

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the fourth quarter and year ended December 31, 2013.

"For the second year in a row, we grew agent count, revenue and our adjusted EBITDA margin from the prior year," stated Margaret Kelly, Chief Executive Officer of RE/MAX. "Our highly productive agents capitalized on the recovering housing market in 2013, enabling us to perform extremely well. In addition, we acquired regional franchise rights for the Southwest and Central Atlantic regions, consistent with our strategy to drive enhanced profitability."

Kelly continued, "At RE/MAX, we understand success is driven by people and relationships. In 2014, we will continue our relentless efforts to provide our network of agents and brokers with innovative tools and ideas, so they are able to connect with more buyers and sellers. We will also continue to promote the benefits of our agent-centric model to attract productive agents to the RE/MAX family."

Fourth Quarter and Full Year 2013 Operating Results

In 2013, RE/MAX grew total agent count by 4,220 agents or 4.7% to 93,228 at year-end compared to the prior year-end. Agent count, as of December 31, 2013, in the United States ("U.S.") and Canada increased by 2,744 agents or 3.9% to 73,413 compared to the prior year-end. Agent count outside the U.S. and Canada saw an increase of 1,476 agents or 8.0% to 19,815 agents compared to the prior year-end.

Revenue

RE/MAX generated revenue of $158.9 million during the full year 2013, representing a 10.6% increase compared to $143.7 million for the same period in 2012. Increased revenue was primarily attributable to growth in agent count and higher broker fee revenue due to a rise in commissions resulting from increased home sale transactions and prices. The Company also generated additional fee-based revenue as a result of the acquisitions of the RE/MAX of Texas region in December 2012 and the Southwest and Central Atlantic regions in October 2013. Revenue was $40.2 million for the fourth quarter 2013, up 14.7% from the same period in 2012 due to the same revenue drivers that increased full year 2013 revenue.

The Company's fixed recurring revenue streams, which include annual dues and continuing franchise fees, accounted for 59.2% of the Company's annual revenues in 2013 and 59.3% of 2012 revenues. Annual dues, which are fixed fees paid by agents directly to RE/MAX, rose 2.1% to $29.5 million compared to the prior year due to growth in agent count. Continuing franchise fees, a fixed fee per agent paid by each regional franchise owner in independent regions or each franchisee in Company-owned regions, were $64.5 million, up 14.4% over the prior year. The increase was primarily driven by the acquisition and subsequent growth of RE/MAX of Texas and the acquisitions of the Southwest and Central Atlantic regions which allowed RE/MAX to earn a greater portion of continuing franchise fees.

RE/MAX also realized incremental growth through additional broker fee revenue as the housing market continued to recover and home sale transactions and prices increased. Broker fees, the percentage fee paid on agent-generated transactions, grew 26.7% to $24.8 million compared to $19.6 million in the prior year, reflecting incremental revenue that RE/MAX realizes as home sale transactions increase. Franchise sales and other franchise revenue increased $0.9 million or 4.2% to $23.6 million compared to the prior year primarily due to an increase in the sale of master franchise rights, including Japan for $1.0 million in the fourth quarter of 2013.

Brokerage revenue, which principally represents fees assessed by the Company's owned brokerages for services provided to their affiliated real estate agents, was $16.5 million, an increase of $0.3 million or 1.7% from the prior year.

Operating Expenses

Total operating expenses were $111.8 million for the full year 2013, $13.7 million higher than 2012 mainly due to one-time IPO-related expenses, amortization expense associated with the acquisition of the Texas, Southwest and Central Atlantic regions, increased personnel costs associated with the acquisitions and the activities related to being a public company.

Total operating expenses for the three months ended December 31, 2013 were $30.6 million, an increase of $5.5 million from the same period in 2012 due to the same drivers that increased operating expense for the full year 2013.

Adjusted EBITDA

The Company's Adjusted EBITDA margin was 48.6% for the full year 2013 compared to 46.5% in the prior year. Adjusted EBITDA was $77.3 million in 2013, up 15.8% or $10.5 million from the prior year. The increase in both Adjusted EBITDA and Adjusted EBITDA margin was driven by revenue growth of $15.2 million attributable to agent growth, higher broker fee revenue and additional continuing franchise fees from the acquisition of the Texas, Southwest and Central Atlantic regions.

The Company's Adjusted EBITDA margin was 46.0% for the three months ended December 31, 2013 compared to 50.9% in the fourth quarter of 2012. Adjusted EBITDA was $18.5 million for the three months ended December 31, 2013, up 3.7% from the prior year period Adjusted EBITDA of $17.9 million. The decrease in margin is primarily attributable to higher selling, operating and administrative expenses net of our one-time EBITDA Adjustments and increased foreign currency losses. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Net Income

Reported net income was $28.3 million for the full year 2013, a decrease of 15.2% or $5.1 million compared to the full year 2012 due primarily to increased interest expense and losses associated with the early extinguishment and refinancing of debt, one-time expenses related to the IPO, losses associated with foreign currency transactions and increased amortization expense associated with the acquisition of the Texas, Southwest and Central Atlantic regions. Reported net income was $5.6 million for the fourth quarter 2013. This compares to net income of $7.1 million for the same period in 2012. The 21.6% decline in reported net income reflects increased amortization expense associated with the acquisitions of the Texas, Southwest and Central Atlantic regions and increased losses associated with foreign currency transactions.

Adjusted net income2 increased by 18.6% to $37.9 million for the full year 2013. Adjusted net income for the fourth quarter 2013 grew 8.2% to $9.4 million. This compares to $8.7 million of adjusted net income for the fourth quarter 2012. Adjusted basic and diluted EPS were $0.32 and $0.31, respectively, for the fourth quarter 2013.

Net income attributable to RE/MAX Holdings, Inc. was $1.5 million for the period from the IPO (October 7, 2013) through December 31, 2013. This amount excludes net income attributable to non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $0.13 and $0.12, respectively. Refer to Table 1 for the share counts used in the calculation of GAAP basic and diluted EPS attributable to RE/MAX Holdings, Inc.

Since RE/MAX did not become a public company until the fourth quarter of 2013, the ownership structure used to calculate adjusted EPS for the three months ended December 31, 2013 reflects RE/MAX owning 100% of RMCO. The actual RE/MAX ownership of RMCO is 39.56%. Refer to Table 6 in this press release for a reconciliation of adjusted net income to net income and the share counts used in the adjusted basic and diluted EPS calculations.

Balance Sheet

The Company ended 2013 with a cash balance of $88.4 million, an increase of $19.9 million from December 31, 2012. In July 2013, RE/MAX borrowed $230.0 million at a lower interest rate to refinance and repay existing debt. As of December 31, 2013, the Company had $228.4 million of term loans outstanding, net of unamortized discount.

Dividend

In-line with the Company's capital allocation strategy, the Company's Board of Directors approved a quarterly dividend of $0.0625 per share of Class A common stock. The dividend is payable on April 18, 2014 to shareholders of record at the close of business on April 4, 2014.

Successful Initial Public Offering

The Company completed its IPO of 11.5 million shares of Class A common stock on October 7, 2013 at a price to the public of $22.00 per share, raising net proceeds of $224.9 million after deducting underwriting discounts and commissions and offering expenses. The net proceeds of the IPO were used to acquire regional franchise rights in the Southwest and Central Atlantic regions of the U.S., redeem all of the outstanding preferred equity interests in RMCO held by the private equity firm Weston Presidio and purchase common interests from Weston Presidio and the RE/MAX founding shareholders.

Basis of Presentation

Subsequent to the IPO, RE/MAX began to operate and control all of the business affairs of RMCO. As a result, RE/MAX began to consolidate RMCO on October 7, 2013, and because RE/MAX and RMCO are entities under common control, such consolidation has been reflected for all periods presented. Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results do not purport to reflect what the results of operations of RE/MAX would have been had the IPO and related reorganization and other transactions occurred prior to such periods. For example, these historical results do not reflect the portion of RE/MAX's income attributable to the non-controlling interest or the provision for corporate income taxes on the income attributable to RE/MAX that we expect to record with respect to future periods.

Webcast and Conference Call

The Company will host a conference call for interested parties beginning at 5:00 p.m. Eastern Time on Thursday, March 27, 2014. Interested parties are able to access the conference call by dialing:

Dial-In:	1-888-317-6016
International Dial-In:	1-412-317-6016
Canada Dial-In:	1-855-669-9657

Interested parties can access the live webcast through the Investor Relations section of the Company's website at www.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call.

A replay of the call will be available approximately two hours after the end of the call on March 27, 2014 through April 4, 2014, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10041952. An archive of the webcast will be available on the Company's website for a limited time as well.

About the RE/MAX Network

RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 93,000 agents provide RE/MAX a global reach of more than 90 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding outlook. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include any statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) our ability to attract and retain quality franchisees, (4) our franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect our business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the final prospectus relating to the Company's IPO included in the Company's registration statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of our website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

1 Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA. See the end of this press release for a definition of Non-GAAP measures.

2 Non-GAAP measure. Adjusted Net Income measure assumes RE/MAX owns 100% of RMCO, LLC ("RMCO"). RE/MAX actually owns 39.56% of RMCO. See Table 6 for a reconciliation of adjusted net income and adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1
RE/MAX Holdings, Inc.and Subsidiaries Consolidated Statements of Income and Comprehensive Income (Unaudited) (Amounts in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Revenue:
Continuing franchise fees	$ 17,428	$ 14,057	$ 64,465	$ 56,350
Annual dues	7,472	7,533	29,524	28,909
Broker fees	6,107	4,775	24,811	19,579
Franchise sales and other franchise revenue	5,751	4,826	23,574	22,629
Brokerage revenue	3,476	3,889	16,488	16,210
Total revenue	40,234	35,080	158,862	143,677
Operating expenses:
Selling, operating and administrative expenses	26,155	20,509	96,243	84,337
Depreciation and amortization	4,078	2,859	15,166	12,090
Loss on sale or disposition of assets, net	332	1,724	373	1,704
Total operating expenses	30,565	25,092	111,782	98,131
Operating income	9,669	9,988	47,080	45,546
Other expenses, net:
Interest expense	(2,594)	(2,912)	(14,647)	(11,686)
Interest income	97	79	321	286
Foreign currency transaction (losses) gains, net	(629)	(150)	(764)	208
Loss on early extinguishment of debt	-	-	(1,798)	(136)
Equity in earnings of investees	168	532	904	1,244
Total other expenses, net	(2,958)	(2,451)	(15,984)	(10,084)
Income before provision for income taxes	6,711	7,537	31,096	35,462
Provision for income taxes	(1,111)	(398)	(2,844)	(2,138)
Net income	$ 5,600	$ 7,139	$ 28,252	$ 33,324
Less: net income attributable to non-controlling interest	4,094	7,139	26,746	33,324
Net income attributable to RE/MAX Holdings, Inc.	$ 1,506	$ -	$ 1,506	$ -

Comprehensive income:
Net Income	$ 5,600	$ 7,139	$ 28,252	$ 33,324
Change in cumulative translation adjustment	(192)	(30)	(376)	68
Reclassification of translation adjustment to loss on sale of assets	-	(223)	-	(223)
Other comprehensive loss	(192)	(253)	(376)	(155)
Comprehensive income	5,408	6,886	27,876	33,169
Less: comprehensive income attributable to non-controlling interest	3,978	6,886	26,446	33,169
Comprehensive income attributable to RE/MAX Holdings, Inc.	$ 1,430	$ -	$ 1,430	$ -

	October 7, 2013 through December 31, 2013
Net income attributable to RE/MAX Holdings, Inc.	$ 1,506
Earnings per share data:
Basic (1)	$ 0.13
Diluted (1)	$ 0.12
Weighted average shares of Class A common stock outstanding
Basic	11,607,971
Diluted	12,234,905

(1)

RE/MAX consummated its initial public offering on October 7, 2013. Since that date, the Company has consolidated the results of RMCO due to its role as RMCO's managing member. Therefore, all income for the period prior to October 7, 2013 is entirely attributable to the non-controlling interest which existed prior to the initial public offering. As a result, in the computation of U.S. generally accepted accounting principles ("GAAP") earnings per share, only the net income attributable to the Company's controlling interest from the period subsequent to the initial public offering is considered. Additionally, the computation of weighted average basic and diluted shares of Class A common stock outstanding considers the outstanding shares from the date the Company's Class A common stock started trading on the New York Stock Exchange, October 2, 2013 through December 31, 2013.

TABLE 2
RE/MAX Holdings, Inc.and Subsidiaries Consolidated Balance Sheets (Unaudited) (Amounts in thousands, except units, shares and per share amounts)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$ 88,375	$ 68,501
Escrow cash - restricted	710	780
Accounts and notes receivable, current portion, less allowances of $4,122 and $3,913, respectively	15,980	15,034
Accounts receivable from affiliates	5	55
Other current assets	5,010	2,707
Total current assets	110,080	87,077

Property and equipment, net of accumulated depreciation of $19,400 and $20,426, respectively	2,583	3,332
Franchise agreements, net of accumulated amortization of $73,764 and $61,489, respectively	89,071	78,338
Other intangible assets, net of accumulated amortization of $7,912 and $7,053, respectively	2,486	2,821
Goodwill	72,781	71,039
Deferred tax assets, net	67,791	-
Investments in equity method investees	3,642	3,900
Debt issuance costs, net	2,353	2,930
Other assets	2,036	1,979
Total assets	$ 352,823	$ 251,416

Liabilities, redeemable preferred units and stockholders' equity/members' deficit
Current liabilities:
Accounts payable	$ 731	$ 530
Accounts payable to affiliates	1,017	2,385
Escrow liabilities	710	780
Accrued liabilities	9,344	9,397
Income taxes and tax distribution payable	3,000	400
Deferred revenue and deposits	15,821	15,996
Current portion of debt	17,300	10,600
Current portion of payable to related parties pursuant to tax receivable agreements	902	-
Other current liabilities	206	234
Total current liabilities	49,031	40,322

Debt, net of current portion	211,104	221,726
Payable to related parties pursuant to tax receivable agreements, net of current portion	67,938	-
Deferred revenue, net of current portion	234	514
Deferred tax liabilities, net	195	309
Other liabilities, net of current portion	8,782	6,914
Total liabilities	337,284	269,785

Commitments and contingencies

Redeemable preferred units:
Class A preferred units, at estimated redemption value (no par value, none authorized, issued or outstanding as of December 31, 2013; 150,000 units authorized, issued and outstanding as of December 31, 2012; liquidation preference of $0 and $49,500 as of December 31, 2013 and 2012, respectively)	-	78,400
Stockholders' equity/members' deficit:
Class B common units (no par value, noneauthorized, issued or outstanding as of December 31, 2013; 900,000 units authorized and 847,500 units issued and outstanding as of December 31, 2012)	-	(98,516)
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 11,607,971 shares issued and outstanding as of December 31, 2013; none authorized, issued or outstanding as of December 31, 2012	1	-
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of December 31, 2013; none authorized, issued or outstanding as of December 31, 2012	-	-
Additional paid-in capital	239,086	-
Retained earnings	1,506	-
Accumulated other comprehensive income	1,371	1,747
Total stockholders' equity attributable to RE/MAX Holdings, Inc./members' deficit	241,964	(96,769)
Non-controlling interest	(226,425)	-
Total stockholders' equity/members' deficit	15,539	(96,769)
Total liabilities, redeemable preferred units and stockholders' equity/members' deficit	$ 352,823	$ 251,416

TABLE 3
RE/MAX Holdings, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited) (Amounts in thousands)

	Year Ended December 31,
	2013	2012

Cash flows from operating activities:
Net income	$ 28,252	$ 33,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,166	12,090
Bad debt expense	604	611
Loss on sale or disposition of assets	373	1,704
Loss on early extinguishment of debt	1,798	136
Equity in earnings of investees	(904)	(1,244)
Distributions received from equity investees	1,162	861
Equity-based compensation	2,995	1,089
Non-cash interest expense	859	936
Deferred income tax expense	402	85
Changes in operating assets and liabilities:
Accounts and notes receivable	(585)	(1,041)
Advances to affiliates	57	252
Other current and noncurrent assets	(1,245)	(740)
Current and noncurrent liabilities	1,574	2,238
Deferred revenue	(439)	958
Net cash provided by operating activities	50,069	51,259
Cash flows from investing activities:
Purchases of property, equipment and software	(1,108)	(1,610)
Proceeds from sale of property and equipment	18	32
Cost to sell assets	-	(106)
Capitalization of trademark costs	(232)	(206)
Acquisitions	(27,305)	(45,500)
Net cash used in investing activities	(28,627)	(47,390)
Cash flows from financing activities:
Proceeds from issuance of debt	230,000	45,000
Payments on debt	(234,658)	(8,386)
Debt issuance costs	(1,345)	(697)
Proceeds from issuance of Class A common stock in initial public offering	235,922	-
Payments of costs directly associated with issuance of Class A common stock	(5,972)	-
Purchase of Common Units from RMCO, LLC	(197,618)	-
Distributions to non-controlling unitholders	(27,614)	(9,603)
Payments on capital lease obligations	(266)	(361)
Net cash used in financing activities	(1,551)	25,953
Effect of exchange rate changes on cash	(17)	68
Net increase in cash and cash equivalents	19,874	29,890
Cash and cash equivalents, beginning of year	68,501	38,611
Cash and cash equivalents, end of year	$ 88,375	$ 68,501
Supplemental disclosures of cash flow information:
Cash paid for interest	$ 13,769	$ 10,688
Cash paid for income taxes	2,310	2,008
Schedule of non-cash activities:
Initial establishment of deferred tax assets	$ 69,711	$ -
Initial establishment of amounts payable under tax receivable agreements and related accretion	68,840	-
Note receivable related to sale of assets of regional franchising operations	-	217
Capital leases for property and equipment	581	40
Tax distributions payable to non-controlling unitholders	2,552	-

TABLE 4
RE/MAX Holdings, Inc. and Subsidiaries Agent Count (Unaudited)

	As of December 31,
	2013		2012		2011
Agent Count:
U.S.
Company-owned regions	33,416	(1)	25,819	(2)	21,050
Independent regions	21,075		25,984		30,102
U.S. Total	54,491		51,803		51,152
Canada
Company-owned regions	6,084		6,070		5,976
Independent regions	12,838		12,796		12,594
Canada Total	18,922		18,866		18,570
Outside U.S. and Canada
Company-owned regions	338		336		1,276
Independent regions	19,477		18,003	(3)	16,478
Outside U.S. and Canada Total	19,815		18,339		17,754
Total	93,228		89,008		87,476
Net change in agent count compared to the prior period	4,220		1,532		-2,152

(1)

As of December 31, 2013, U.S. Company-owned Regions include 5,991 agents in the Southwest and Central Atlantic regions which converted from Independent Regions to Company-owned regions in connection with the acquisition of the business assets of HBN and Tails on October 7, 2013. As of the acquisition date, the Southwest and Central Atlantic regions had 5,918 agents.

(2)

As of December 31, 2012, U.S. Company-owned Regions include 4,214 agents in the Texas region which converted from an Independent Region to a Company-owned Region in connection with the acquisition of RE/MAX of Texas on December 31, 2012.

(3)

As of December 31, 2012, Independent Regions outside of the U.S. and Canada include 863 agents in the Australia and New Zealand regions which converted from Company-owned Regions to Independent Regions in connection with the divestiture of the Australia and New Zealand regions during the fourth quarter of 2012.

TABLE 5
RE/MAX Holdings, Inc. and Subsidiaries Adjusted EBITDA Reconciliation to Net Income (1) (Unaudited) (Amounts in thousands)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Consolidated:
Net income	$ 5,600	$ 7,139	$ 28,252	$ 33,324
Depreciation and amortization	4,078	2,859	15,166	12,090
Interest expense	2,594	2,912	14,647	11,686
Interest income	(97)	(79)	(321)	(286)
Provision for income taxes	1,111	398	2,844	2,138
EBITDA	13,286	13,229	60,588	58,952
Loss on sale or disposition of assets and sublease (2)	1,383	1,794	971	1,352
Loss on early extinguishment of debt (3)	-	-	1,798	136
Equity-based compensation (4)	2,294	1,089	2,995	1,089
Non-cash straight-line rent expense (5)	212	656	1,183	1,879
Chairman executive compensation (6)	11	750	2,261	3,000
Acquisition integration costs (7)	246	336	495	336
Public offering related expenses (8)	1,079	-	6,995	-
Adjusted EBITDA	$ 18,511	$ 17,854	$ 77,286	$ 66,744

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all ownership of RMCO was converted to shares of RE/MAX Holdings, Inc. Class A common shares for the entire period presented.

(2)	Represents losses on the sale or disposition of assets as well as the loss on the sublease of a portion of our corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on our Senior Secured Credit Facility.
(4)

Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to RMCO's 2011 Unit Option Plan during the years ended December 31, 2013 and 2012 as well as the non-cash compensation expense recorded related to restricted stock units granted in connection with the IPO pursuant to our 2013 Stock Incentive Plan.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(6)

Represents the annual salaries we paid to David Liniger, our Chairman and Co-Founder, and Gail Liniger, our Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with our acquisition of the Texas region in December 2012 and the Southwest and Central Atlantic regions in December 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.

TABLE 6
RE/MAX Holdings, Inc. and Subsidiaries Adjusted Net Income and Adjusted Earnings per Share(1) (Unaudited) (Amounts in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Consolidated:
Net income	$ 5,600	$7,139	$28,252	$33,324
Amortization of Franchise Agreements	3,376	2,054	12,274	9,080
Canadian tax expense & RE/MAX Holdings Tax Provision	1,111	398	2,844	2,138
One-time add-backs:
Interest charges incurred to refinance debt (2)	64	-	1,982	-
Loss on sale or disposition of assets and sublease (3)	1,383	1,794	971	1,352
Loss on early extinguishment of debt (4)	-	-	1,798	136
Equity-based compensation (5)	2,294	1,089	2,995	1,089
Non-cash straight-line rent expense (6)	212	656	1,183	1,879
Chairman executive compensation (7)	11	750	2,261	3,000
Acquisition integration costs (8)	246	336	495	336
Public offering related expenses (9)	1,079	-	6,995	-
Adjusted pre-tax net income	15,376	14,216	62,050	52,334
Less: Provision for income taxes at 39%	(5,997)	(5,544)	(24,200)	(20,410)
Adjusted net income	9,379	8,672	37,850	31,924

Total basic pro forma shares outstanding	29,342,571
Total diluted pro forma shares outstanding	29,969,505

Adjusted Net Income Basic Earnings per Share:	$ 0.32
Adjusted Net Income Diluted Earnings per Share:	$ 0.31

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all ownership of RMCO was converted to shares of RE/MAX Holdings, Inc. Class A common shares for the entire period presented.

(2)	In connection with the repayment of debt of the pre-existing debt facility during the year ended December 31, 2013, $1,982,000 paid to third parties was expensed as incurred.
(3)	Represents losses on the sale or disposition of assets as well as the loss on the sublease of a portion of our corporate headquarters office building.
(4)	Represents losses incurred on early extinguishment of debt on the Senior Secured Credit Facility.
(5)

Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to the 2011 Unit Option Plan during the years ended December 31, 2013 and 2012 as well as the non-cash compensation expense recorded related to restricted stock units granted in connection with the IPO pursuant to the 2013 Stock Incentive Plan.

(6)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(7)

Represents the annual salaries we paid to David Liniger, our Chairman and Co-Founder, and Gail Liniger, our Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO and will not be paid in future periods.

(8)

Acquisition integration costs include fees incurred in connection with our acquisition of the Texas region in December 2012 and the Southwest and Central Atlantic regions in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(9)	Represents costs incurred in connection with the IPO.

TABLE 7
RE/MAX Holdings, Inc. and Subsidiaries
Pro Forma Shares Outstanding
(Unaudited)

Three months ended December 31, 2013
Total basic pro forma shares outstanding:
Shares of Class A common stock issued and sold in IPO	11,500,000
Remaining equivalent shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100 % of RMCO	17,734,600
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Total basic pro forma shares outstanding	29,342,571

Total diluted pro forma shares outstanding:
Shares of Class A common stock issued and sold in IPO	11,500,000
Remaining equivalent shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100 % of RMCO	17,734,600
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Dilutive effect of stock options (1)	597,895
Dilutive effect of the restricted stock units (1)	29,039
Total diluted pro forma shares outstanding	29,969,505

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of non-GAAP financial measures, such as Adjusted EBITDA and Adjusted Net Income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, net and income taxes, each of which is presented in our consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that we do not consider representative of our ongoing operating performance: loss on sale or disposition of assets and sublease, loss on early extinguishment of debt, equity-based compensation, non-cash straight-line rent expense, salaries paid to David and Gail Liniger, the Company's Chairman and Vice Chair, respectively, that the Company discontinued subsequent to the completion of the IPO, expenses incurred in connection with the IPO and acquisition transaction costs.

RE/MAX defines adjusted net income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, charges incurred related to the early extinguishment of debt, loss on sale or disposition of assets and sublease, equity based compensation, salaries paid to David and Gail Liniger, that the Company discontinued subsequent to the completion of the IPO, expenses incurred in connections with the IPO, and acquisition transaction costs and reflects income taxes as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated effective tax rate was 39%.

Because Adjusted EBITDA and Adjusted Net Income omit certain non-cash items and other infrequent cash charges, the Company feels that these metrics are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and other infrequent cash charges and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted Net Income because it believes they are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of their business.

Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing results RE/MAX reported under GAAP. Some of these limitations are:

  – these measures do not reflect changes in, or cash requirements for, our working capital needs;
  – these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  – although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  – Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  – Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes; and
  – other companies may calculate these measures differently, so they may not be comparable.

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CONTACT: Investors: Peter Crowe, +1-303-796-3815, pcrowe@remax.com or Media: Shaun White, +1-303-796-3405, shaunwhite@remax.com